ANNUAL STATEMENT AS TO COMPLIANCE

CRIIMI OFFICER'S CERTIFICATE

MAE

First Union Commercial Mortgage Trust II Commercial

Mortgage Pass Through Certificates Series 1997 C2, the Trust

LaSalle Bank National Association

As an authorized officer of CRIIMI MAE Services Limited Partnership, the Special Servicer to the Trust under a Pooling and Servicing Agreement dated as of November 1, 1997, (the 'Agreement'), and pursuant to the requirements of the Agreement, I hereby certify that:

A review of the performance of CRIIMI MAE Services Limited Partnership as Special Servicer to the Trust of the period January 1 through December 31, 2002 was conducted under my supervision;

and,

To the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership, as Special Servicer to the Trust has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE Services Limited Partnership

as Special Servicer to the Trust

by: CMSLP Management Company, Inc.

Its general partner

Maribeth Stahl

by: Maribeth Stahl

its Group Vice Presiden/Operations Director

Dated: March 05, 2003